Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-39528, 333-45682, 333-60794, 333-83844, 333-104771, 333-112324, 333-122845 and 333-131700) of our reports dated February 6, 2006, with respect to the consolidated financial statements of Silicon Laboratories Inc., Silicon Laboratories Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Austin, Texas
April 20, 2006